Exhibit 10.2

AGREEMENT

This agreement (the “Agreement”) is entered into as of the 3rd day of August, 2015 (the “Effective Date”) by and between Advanced Inhalation Therapies (AIT) Ltd., an Israeli corporation (“AIT”), and Ron Bentsur (“Bentsur”).

WHEREAS, AIT intends to undertake an initial public offering (the “IPO”); and

WHEREAS, AIT desires to appoint Bentsur as Chairman of its Board of Directors (the “Board”) and Bentsur desires to serve AIT in such capacity, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, AIT and Bentsur hereby agree as follows:

1.          Position. AIT hereby appoints Bentsur, and Bentsur hereby agrees to serve, as Chairman of the Board. Bentsur shall perform for AIT the duties customarily associated with the office of Chairman of the Board and such other duties consistent with that position as may be specified in the company’s by-laws and/or applicable law. Bentsur will not engage in any employment, business or other activity that creates an actual or potential conflict of interest with those duties and responsibilities.

2.          Compensation. AIT will pay Bentsur the following compensation and benefits for all services rendered by him under this Agreement:

(a)        Business Expenses. AIT shall reimburse Bentsur for his reasonable travel and other business expenses incurred in providing services under this Agreement, provided that Bentsur submits documentation of such expenses in a form acceptable to AIT.

(b)        Annual Retainer. Commencing on the effective date of the IPO, AIT will pay Bentsur an Annual Retainer at the annualized rate of $75,000. The Annual Retainer shall be paid in equal installments not less often than monthly.

(c)        Equity. AIT will grant Bentsur, subject to the consummation of the IPO, 3,955,000 restricted ordinary shares of AIT. The restricted shares shall vest as follows: fifty percent (50%) of such shares shall vest on the six (6) month anniversary of the IPO, and the remaining fifty percent (50%) of such shares shall vest on the eighteen (18) month anniversary of the IPO. The shares granted hereunder shall be governed by and subject to the terms and conditions of the Share Restriction Agreement entered into between AIT and Bentsur, attached hereto as Exhibit A.

Notwithstanding anything contained herein to the contrary, it is agreed and understood that the shares granted pursuant to this Section 2(c) shall accelerate and vest immediately upon the closing of a Change of Control Transaction (as hereinafter defined), subject to Bentsur serving as Chairman of AIT pursuant to this Agreement on the closing date of a Change of Control Transaction. The term “Change of Control Transaction” shall mean (i) a merger, consolidation, a sale of all or substantially all of the assets or similar transaction of AIT or its subsidiaries with or into or to any other person or entity, where AIT shall not be the surviving entity, or, if AIT is the surviving entity, after which the equity holders of AIT as of the date hereof fail to own at least fifty percent (50%) of the voting or management power of AIT or (ii) other than any public offering of securities, one or more sales of the outstanding capital stock of AIT after which the equity holders of AIT as of the date hereof fail to own at least fifty percent (50%) of the voting or management power of AIT or the surviving person or entity, as applicable.

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Upon the death or “Disability” (as hereinafter defined) of Bentsur, the shares granted pursuant to this Section 2(c) and any unvested portion thereof shall accelerate and vest immediately. The term “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the U.S. Internal Revenue Code. Upon the death or Disability of Bentsur the shares granted pursuant to this Section 2(c), including any unvested portion, shall be transferred to Bentsur legal heirs.

(d)        Bentsur shall be solely responsible for the payment of, and agrees to pay all income, social security, employment-related or other taxes of any kind incurred as a result of the performance of the services under this Agreement, and for all obligations, reports and timely notifications relating to those taxes, except those imposed on AIT and its subsidiaries. AIT has no obligation to pay or withhold any sums for those taxes. Bentsur will indemnify the Company and hold it harmless from and against any taxes imposed upon or asserted against AIT as a result of or in connection with Bentsur services hereunder other than any taxes arising as a result of the application of U.S. Internal Revenue Code Section 280G.

3.          Term. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of three years from the Effective Date, subject to earlier termination as provided herein. This Agreement shall terminate upon termination by Bentsur or AIT, subject to the terminating party providing sixty (60) days’ prior written notice of termination to the other party.

4.          Payment Upon Termination. In the event that this Agreement and Bentsur services as Chairman are terminated for any reason, AIT will pay Bentsur any earned and accrued Annual Retainer through the termination date and reimburse him for any unpaid business expenses.

5.          Restrictions on Competition; Non-Solicitation.

(a)        Restrictions on Competition. Bentsur agrees that, during his service as Chairman and for a period of one (1) year following the termination of such service for any reason, (the “Restricted Period”), he shall not directly or indirectly, alone or with others, establish, open, reestablish or reopen, or in any manner become engaged, either as an employee, owner, partner, agent, stockholder, director, officer, consultant or otherwise, in any Competing Business in any territory. For purposes of this Agreement, “Competing Business” means any person, corporation or other entity whose main activity is to develop or to sell Nitric Oxide therapeutics products. Any investment Bentsur may make in such business shall not be considered to give rise to a violation of this covenant if the following three (3) conditions are met: (i) the stock of such business is publicly traded, (ii) Bentsur equity interest in such business does not exceed five percent (5%) of the aggregate outstanding equity interests of such business, and (iii) Bentsur does not participate in the management or operational affairs of such business.

(b)        Non-Solicitation of Clients. Bentsur agrees that during the Restricted Period he shall not, either directly or indirectly, alone or with others, solicit any customer of AIT or any subsidiary for the purpose of engaging in a business relationship related to advanced wound care products.

(c)        Non-Solicitation of Employees. Bentsur agrees that during the Restricted Period he shall not, either directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of AIT or any subsidiary to leave the employ of that company,.

6.          Confidentiality.

(a)        Nondisclosure of Confidential Information. During Bentsur service hereunder and after such service ends for any reason, Bentsur will hold in strict confidence and will not disclose, use or publish in any manner (including, without limitation, in print, audio or video or in any manner, on-line or through internet, mobile or cloud based transmission) any Confidential Information (as defined below) of AIT or any subsidiary, except as may be required in the performance of his duties hereunder or with the prior written authorization of the Board. Bentsur recognizes that all Confidential Information shall at all times be the sole property of AIT and/or any subsidiary and its/their assigns or successors in interest.

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(b)        Definition of Confidential Information. The term “Confidential Information” shall include but not be limited to (i) trade secrets, documentation, designs, schematics, catalysts, settings, hardware designs, programming, processes, specifications required to produce material, research and development techniques, ideas, processes, products, handbooks, manuals, machines, compositions, methods, formulas, source and object codes, data, programs, patents, patent applications, know-how, improvements, research projects, formats, discoveries, developments, designs, drawings, techniques, system documentation, special hardware, related software development, computer software and programs, electronic codes; (b) plans for research, development, new products, marketing and selling, business and strategic plans, budgets and financial statements, licenses, prices and costs, suppliers and customers; (c) information concerning sales, sales volume, sales and marketing methods, financial performance, sales proposals, identity of clients, kind of client purchases, sources of supply; (d) information regarding the compensation of executives and employees of AIT and any subsidiary; and (e) other confidential or proprietary information belonging to or relating to the business affairs of AIT and any subsidiary. The term Confidential Information is to be broadly defined and construed to and for the benefit of AIT and any subsidiary, and includes any and all information that has or could have commercial value or other utility in the business in which AIT and any subsidiary are engaged or contemplate engaging in, and all information of which the unauthorized disclosure could be detrimental or adverse to the their interests.

“Confidential Information” shall not include information that (i) is or becomes known to the general public through no breach of an obligation of secrecy by Bentsur, (ii) is disclosed in written form, under no obligation of secrecy, to Bentsur by another party having a legal right to disclose it; or (iii) Bentsur is required to disclose, pursuant to the terms of a subpoena or other lawful process issued by a court or governmental regulatory agency with jurisdiction over AIT and/or any subsidiary, provided however, that Bentsur shall give timely notice to AIT of such required disclosure and shall disclose such information only to the extent required.

7.          Return of Documents. Upon the termination of Bentsur service to AIT for any reason, Bentsur will promptly deliver to AIT all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow charts, programs, proposals, product samples, prototypes, any documents concerning AIT’s or any subsidiary’s clients or concerning products or processes used by them, and all documents or materials, including those stored on computers or electronic devices, containing or constituting Confidential Information.

8.          No Prior Agreements. Bentsur represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding which in any manner would limit or otherwise affect his ability to perform any obligation under this Agreement. Bentsur further represents and warrants that he will not use or disclose any Confidential Information belonging to prior employers or other persons or entities in the performance of his duties hereunder.

9.          Assignment. This Agreement may not be assigned by any party hereto.

10.        Survival. The covenants and obligations of Bentsur herein which by their terms require performance after the termination of this Agreement shall survive the termination of this Agreement and shall be binding and enforceable until fully satisfied in accordance with the terms of this Agreement.

11.        Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

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12.        Complete Agreement; Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, contracts or agreements between them. Any modification of this Agreement shall be effective only if set forth in a written document signed by Bentsur and a duly authorized officer of AIT.

13.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Israel without giving effect to conflict of law principles.

14.        Counterparts; Section Headings. This Agreement may be executed via facsimile or other electronic transmission and in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience only and will not affect the construction or interpretation of any of its provisions.

ADVANCED INHALATION THERAPIES (AIT) LTD. /s/ Amir Avniel
By:	Amir Avniel
Title:	Chief Executive Officer

/s/ Ron Bentsur
Ron Bentsur

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